                                                                      EXHIBIT 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges


                                                        Year Ended September 30
                                          ----------------------------------------------------
                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
Income from continuing operations
     before provision for income taxes
     per statement of income              $ 89,458   $ 56,237   $ 27,299   $ 87,071   $ 38,136
Add:
     Portion of rents representative of
       the interest factor                   2,917      3,007      3,520      3,050      3,507
     Interest on debt & amortization
       of debt expense                      47,011     43,823     37,063     35,579     33,595
                                          --------   --------   --------   --------   --------
        Income as adjusted                $139,386   $103,067   $ 67,882   $125,700   $ 75,238
                                          ========   ========   ========   ========   ========

Fixed charges:
     Interest on debt & amortization
       of debt expense (1)                $ 47,011   $ 43,823   $ 37,063   $ 35,579   $ 33,595
     Capitalized interest (2)                1,494         --      3,724      4,132      1,570
     Capitalized expenses related
       to indebtedness (3)                   4,718         --         --         --         --
     Rents                                   8,752      9,020     10,560      9,149     10,522
     Portion of rents representative of
       the interest factor (4)               2,917      3,007      3,520      3,050      3,507
                                          --------   --------   --------   --------   --------
        Fixed charges (1)+(2)+(3)+(4)     $ 56,140   $ 46,830   $ 44,307   $ 42,761   $ 38,672
                                          ========   ========   ========   ========   ========

Ratio of earnings to fixed charges            2.48       2.20       1.53       2.94       1.95